Exhibit 99.1

           Financial Institutions, Inc. Reports First Quarter Earnings


    WARSAW, N.Y., April 20 /PRNewswire-FirstCall/ -- Financial Institutions, Inc. (Nasdaq: FISI) today reported first quarter 2004 net income of $2,647,000 compared to $4,296,000 in 2003. Diluted earnings per share for the first quarter of 2004 were $0.20, compared to $0.35 per share in the first quarter of 2003. Return on average common equity was 5.42% for the first three months of 2004 compared to 9.72% for the same period last year. The most significant impact on first quarter 2004 financial results was the provision for loan losses of $4.8 million, an increase of $1.5 million over the $3.3 million provision for loan losses for the same quarter last year.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20030114/FISILOGO )

    Peter G. Humphrey, President and CEO of Financial Institutions, Inc. (FII) stated: "Credit quality issues adversely impacted first quarter financial results. We incurred $3.8 million in net loan charge-offs during the quarter, of which $3.6 million was from our agricultural and commercial loan portfolios. In addition a continuing soft regional economy has contributed to other credits being downgraded. As previously stated, we have committed substantial resources to monitor and resolve our problem credits. The Company remains strong financially, with total deposits increasing $52 million over last year, total equity growing $5 million, and payment of a cash dividend of $0.16 per share during the first quarter of 2004."

    Nonperforming assets declined to $50.5 million at March 31, 2004, compared to $52.1 million at December 31, 2003, and have increased $10.1 million from $40.4 million at March 31, 2003. Net loan charge-offs for the first quarter of 2004 were $3.8 million compared to $8.3 million in the fourth quarter of 2003 and $1.5 million in the first quarter 2003. Agricultural loan net charge-offs totaled $1.9 million, primarily related to a single relationship, and commercial and commercial mortgage loan net charge-offs totaled $1.7 million for the first quarter 2004.

    The ratio of the allowance for loan losses to nonperforming loans increased to 61% at March 31, 2004 compared to 56% at December 31, 2003 and 60% at March 31, 2003. The ratio of the allowance for loan losses to total loans increased to 2.29% at March 31, 2004, compared to 2.16% at December 31, 2003, and 1.75% at March 31, 2003. The provision for loan losses was $4.8 million for the first quarter of 2004 compared to $3.3 million for the three months ending March 31, 2003.

    For the first quarter of 2004, net interest income decreased 2% to $18,457,000, compared to $18,841,000 for the first quarter of 2003. Net interest margin was 3.86% for the quarter ended March 31, 2004, a drop of 15 basis points from 4.01% for the same period last year. The decline in net interest income and net interest margin is partially attributed to weakening loan demand. Total loans at March 31, 2004 were $1.312 billion down $33 million from December 31, 2003 and down $27 million from one year ago. Net interest margin has also been adversely affected by spread compression created from deposit product pricing being less sensitive to falling interest rates during this period of historical low interest rates. At March 31, 2004 the Company had $68 million in overnight Federal Funds Sold which provides for a strong liquidity position and opportunities to benefit from any future upward movement in the level of interest rates.

    Noninterest income decreased 4% in the first quarter of 2004 to $5.9 million compared to $6.1 million for the same period last year. The decrease in noninterest income relates to a drop in mortgage banking income and a decline in realized security gains. Lower income from mortgage banking activities reflects a decline in the volume of residential mortgage loans being sold relative to the record refinancing activity of 2003.

    Noninterest expense for the first quarter of 2004 totaled $15,908,000 compared with $15,576,000 for the first quarter of 2003. The increase in noninterest expense is attributable to higher credit collection costs and costs for additional lending and credit administration staff. The additional noninterest expenses, coupled with a slowing of revenue growth, are the principal factors in the increase in the Company's efficiency ratio to 61.15% for the three months ended March 31, 2004, compared to 58.95% for the same period a year ago.

    At March 31, 2004 the Company had total assets of $2.223 billion, a 1% increase from $2.203 billion at March 31, 2003. Total deposits were $1.872 billion at the end of first quarter 2004, compared with $1.821 billion a year earlier. Total shareholders' equity at March 31, 2004 was $186 million compared to $182 million a year earlier. Book value per common share at March 31, 2004 was $15.10, an increase of 2% from $14.75 at March 31, 2003. Common stock dividends of $0.16 per share were declared in the first quarter of 2004 and 2003.

    FII is the bank holding company parent of Wyoming County Bank, The National Bank of Geneva, Bath National Bank, and First Tier Bank and Trust. The four banks provide a wide range of consumer and commercial banking services to individuals, municipalities, and businesses through a network of 49 offices and 71 ATMs in Western and Central New York State. FII's Financial Services Group also provides diversified financial services to its customers and clients, including brokerage, trust, insurance and employee benefits and compensation consulting. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.


    This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. Please refer to the Company's filings with the Securities and Exchange Commission for a summary of important factors that could affect the Company's forward-looking statements. The Company undertakes no obligation to revise these statements following the date of this press release.



                FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
                       Consolidated Statement of Income
               (Dollars in thousands, except per share amounts)

                           For the three months ended
                                    March 31,
                                                         $            %
                              2004         2003       Change       Change

    Interest income        $26,317      $28,527      $(2,210)         (8)%
    Interest expense         7,860        9,686       (1,826)        (19)%
     Net interest income    18,457       18,841         (384)         (2)%
    Provision for loan
     losses                  4,796        3,298        1,498           45%
     Net interest income
      after provision for
      loan losses           13,661       15,543       (1,882)        (12)%

    Noninterest income:
     Service charges on
      deposits               2,818        2,655          163            6%
     Financial services
      group fees and
      commissions            1,420        1,374           46            3%
     Mortgage banking
      activities               523          785         (262)        (33)%
     Gain (loss) on sale and
      call of securities        50          291         (241)        (83)%
     Other                   1,042          997           45            5%
      Total noninterest
       income                5,853        6,102         (249)         (4)%

    Noninterest expense:
     Salaries and employee
      benefits               9,152        8,881          271            3%
     Other                   6,756        6,695           61            1%
      Total noninterest
       expense              15,908       15,576          332            2%

    Income before income
     taxes                   3,606        6,069       (2,463)        (41)%
    Income taxes               959        1,773         (814)        (46)%
    Net income               2,647        4,296       (1,649)        (38)%

    Preferred stock dividends  374          374           --          -- %

    Net income available to
     common shareholders   $ 2,273      $ 3,922      $(1,649)        (42)%

    Taxable-equivalent net
     interest income       $19,582      $19,978        $(396)         (2)%

    Per common share data:
     Net income - basic      $0.20        $0.35       $(0.15)        (43)%
     Net income - diluted    $0.20        $0.35       $(0.15)        (43)%
     Cash dividends declared $0.16        $0.16          $--          -- %
     Book value             $15.10       $14.75        $0.35            2%

    Common shares outstanding:
     Weighted average shares
      - actual          11,170,972   11,107,014
     Weighted average
      shares - diluted  11,246,200   11,212,507
     Period end actual  11,172,673   11,109,664

    Performance ratios,
     annualized:
     Return on average
      assets                  0.49%        0.82%
     Return on average common
      equity                  5.42%        9.72%
     Common dividend payout
      ratio                  80.00%       45.71%
     Net interest margin
      (tax-equivalent)        3.86%        4.01%
     Efficiency ratio        61.15%       58.95%

    Asset quality data:
     Loans past due over 90
      days and still
      accruing              $2,199       $1,308
     Restructured loans      3,081        2,940
     Nonaccrual loans       44,324       34,798
     Other real estate owned   850        1,316
     Total nonperforming
      assets               $50,454      $40,362

    Net loan charge-offs    $3,837       $1,524

    Asset quality ratios:
     Nonperforming loans to
      total loans             3.78%        2.92%
     Nonperforming assets to
      total loans and ORE     3.84%        3.01%
     Allowance for loan losses
      to total loans          2.29%        1.75%
     Allowance for loan losses
      to nonperforming loans    61%          60%
     Net loan charge-offs to
      average loans
      (annualized)            1.15%        0.46%

    Capital ratios:
     Average common equity to
      average total assets    7.78%        7.67%
     Leverage ratio           7.04%        6.83%
     Tier 1 risk-based capital
      ratio                  10.38%        9.72%
     Risk-based capital
      ratio                  11.64%       10.98%


                FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
                Consolidated Statements of Financial Condition
                            (Dollars in thousands)

                                   March 31
                                                        $              %
                              2004         2003       Change         Change
    ASSETS
    Cash, due from banks and
     interest-bearing
     deposits               $43,594      $48,828      $(5,234)         (11)%
    Federal funds sold       67,810       59,693        8,117           14%
    Investment securities   711,801      665,022       46,779            7%

    Loans                 1,311,639    1,339,122      (27,483)         (2)%
     Allowance for loan
      losses                (30,023)     (23,434)      (6,589)          28%
      Loans, net          1,281,616    1,315,688      (34,072)         (3)%

    Goodwill                 40,621       40,621           --          -- %
    Other assets             77,919       73,646        4,273            6%

      Total assets       $2,223,361   $2,203,498      $19,863            1%

    LIABILITIES AND SHAREHOLDERS' EQUITY
    Deposits:
     Demand               $ 251,035     $233,170       17,865            8%
     Savings, money
      market, and
      int-bearing
      checking              831,557      826,776        4,781            1%
     Certificates of
      deposit               789,625      760,662       28,963            4%
      Total deposits      1,872,217    1,820,608       51,609            3%

    Short-term borrowings    46,436       63,230      (16,794)        (27)%
    Long-term borrowings     85,485       94,991       (9,506)        (10)%
    Junior subordinated
     debentures              16,702       16,200          502            3%
    Other liabilities        16,028       26,898      (10,870)        (40)%

      Total liabilities   2,036,868    2,021,927       14,941            1%

    Shareholders' equity:
     Preferred equity        17,734       17,742           (8)         -- %
     Common equity          168,759      163,829        4,930            3%
      Total shareholders'
       equity (1)           186,493      181,571        4,922            3%

      Total liabilities and
       shareholders'
       equity            $2,223,361   $2,203,498      $19,863            1%

    (1) Includes the after-tax impact of net unrealized gains on investment securities classified as available for sale of $11,012 and $11,421 at March 31, 2004 and 2003, respectively.


                FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
            Consolidated Average Statements of Financial Condition
                            (Dollars in thousands)

                           For the three months ended
                                   March 31,
                                                          $             %
                             2004          2003        Change        Change
    ASSETS
    Cash, due from banks and
     interest-bearing
     deposits             $42,702       $42,967        $ (265)          (1)%
    Federal funds sold     52,146        33,051        19,095            58%
    Investment securities 655,366       640,174        15,192             2%

    Loans               1,329,130     1,329,989          (859)          -- %
    Allowance for loan
     losses               (29,081)      (21,963)       (7,118)           32%
     Loans, net         1,300,049     1,308,026        (7,977)          (1)%

    Goodwill               40,621        40,602            19           -- %
    Other assets           78,158        70,045         8,113            12%

      Total assets     $2,169,042    $2,134,865       $34,177             2%

    LIABILITIES AND
     SHAREHOLDERS' EQUITY
    Deposits:
     Demand               250,345       228,493        21,852           10%
     Savings, money market,
      and int-bearing
      checking            797,117       799,110        (1,993)         -- %
     Certificates of
      deposit             773,675       724,365        49,310            7%
      Total deposits    1,821,137     1,751,968        69,169            4%

    Short-term borrowings  44,400        60,512       (16,112)        (27)%
    Long-term borrowings   86,068       102,239       (16,171)        (16)%
    Junior subordinated
     debentures            16,702        16,200           502            3%
    Other liabilities      14,298        22,489        (8,191)        (36)%

      Total liabilities 1,982,605     1,953,408        29,197            1%

    Shareholders' equity:
     Preferred equity      17,734        17,742            (8)         -- %
     Common equity        168,703       163,715         4,988            3%
      Total shareholders'
       equity             186,437       181,457         4,980            3%

      Total liabilities and
       shareholders'
       equity          $2,169,042    $2,134,865       $34,177            2%



SOURCE  Financial Institutions, Inc.
    -0-                             04/20/2004
    /CONTACT: Ronald A. Miller, Senior Vice President and Chief Financial Officer, +1-585-786-1102, for Financial Institutions, Inc./
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20030114/FISILOGO /
    /Web site:  http://www.fiiwarsaw.com /
    (FISI)

CO:  Financial Institutions, Inc.
ST:  New York
IN:  FIN
SU:  ERN